Hotchkis and Wiley Capital Management Compliance Manual

2 – Code of Ethics

2 – Code of Ethics

2 – CODE OF ETHICS

     The personal trading and investment activities of employees of H&W are the subject of various federal securities laws, rules and regulations. Underlying these requirements is the fiduciary capacity in which H&W acts for its clients. As a fiduciary, H&W has a duty of loyalty to clients that requires the firm to act in the best interests of its clients and always place clients’ interests first and foremost.

     When H&W employees invest for their own accounts, conflicts of interest may arise between clients and employees. The conflicts may include an employee taking an investment opportunity from clients for the employee’s own portfolio, using an employee’s advisory position to take advantage of available investments or front running, which includes an employee trading before placing client transactions, thereby taking advantage of information or using client portfolio assets to have an effect on the market that is used to the employee’s benefit.

     The securities laws and regulations that cover the personal trading and investment activities of advisory personnel include: (a) the anti-fraud provisions (Section 206) of the Advisers Act that prohibit any scheme, practice, transaction or a course of business that operates as a fraud or deceit on a client; (b) Form ADV and Rule 204-3 requirements that provide that an adviser disclose its practices and its interests in client transactions, among other things; (c) Rule 204A-1 requirement that an adviser establish, maintain, and enforce a written code of ethics policy; (d) recordkeeping requirements (Rule 204-2(a)(12) of the Advisers Act) for the personal trading of advisory representatives; (e) Rule 17j-1 of the Investment Company Act of 1940 regarding the personal trading of access persons; and (f) Section 10(b) of the Exchange Act and Rule 10b-5 thereunder regarding the use of manipulative and deceptive devices.

     H&W shall not be deemed to have violated the provisions of the books and records rules because of its failure to record securities transactions of any advisory representative if H&W establishes that it instituted adequate procedures and used reasonable diligence to obtain promptly reports of all transactions required to be recorded.

     To implement its employee personal trading policies, H&W has adopted the Code of Ethics included as Appendix 2-A. All employees are required to preclear their personal trades (excluding certain exempt securities) using the employee trading pre-clearance and monitoring system (“SchwabCT”). All requests and approval are maintained in the SchwabCT system (effective in January 2013). Employees’ securities trades are periodically reviewed by the Chief Executive Officer, Chief Operating Officer, and Chief Compliance Officer.

     Employee transactions in H&W advised and subadvised funds are also subject to preclearance requirements.

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Appendix 2-A

Joint Code of Ethics

Hotchkis and Wiley Capital Management, LLC (“H&W”) And Registered Investment Companies For which H&W Serves as Investment Adviser Updated As of December 2, 2013

________________________________________________________________________

     This Code of Ethics is adopted by Hotchkis and Wiley Capital Management, LLC ("H&W") and Hotchkis and Wiley Funds (the "Funds") pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). Except where noted, the Code applies to all H&W employees and all “Advisory Persons” (as defined in Rule 17j-1) of the Funds.1

Section 1 – Statement of General Fiduciary Principles and Standard of Business Conduct

     The Code of Ethics is based on the fundamental principle that H&W and its employees must put client interests first. As an investment adviser, H&W has fiduciary responsibilities to its clients, including the Funds and any other investment companies for which it serves as an investment adviser or sub-adviser. Among H&W’s fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal Securities2 transactions in a manner which does not interfere or appear to interfere with any client transactions, or otherwise take unfair advantage of H&W's relationship to clients. All employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein.

     More generally, H&W standards of business conduct are based on principles of openness, integrity, honesty and trust. It bears emphasis that technical compliance with the Code of Ethics will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an employee’s fiduciary responsibilities to clients. Accordingly, all employees must seek to avoid any actual or potential conflicts, or the appearance of such conflicts, between their personal interests and the interests of clients.

1 The definition of “Advisory Persons” includes, among others, all trustees and officers of the Funds, and all directors and officers of HWCM. Because there are no such persons, other than the Independent Trustees of the Funds, who are not also employees of HWCM, this Code generally refers only to “employees” or, where necessary, to “Independent Trustees.”

2 “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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Section 2 – Standards of Business Conduct

A. Compliance with Laws and Regulations

     Employees must comply with applicable federal securities laws. As part of this requirement, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a client:

a.	To defraud such client in any manner;
b.	To mislead such client, including making a statement that omits material facts;
c.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
d.	To engage in any manipulative practice with respect to such client; or
e.	To engage in any manipulative practice with respect to securities, including price manipulation.

B. Conflicts of Interest

     As a fiduciary, H&W has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Employees must try to avoid situations that have even the appearance of conflict or impropriety.

     Conflicts Among Client Interests. Conflicts of interest may arise where the firm or its employees have reason to favor the interest of one client over another (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated). H&W prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

     Competing with Client Trades. Employees are prohibited from using knowledge about pending or currently considered Securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such Securities. Conflicts raised by personal Securities transactions are also addressed more specifically in Section 3.

C. Insider Trading Policy

     Employees are prohibited from buying or selling any Security while in the possession of material nonpublic information about the issuer of the Security. Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. Information is nonpublic unless it has been effectively communicated to the market place. It is the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to H&W’s Securities recommendations and client Securities holdings and transactions.

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     Employees are also prohibited from communicating to third parties any material nonpublic information about any security or issuer of Securities. Additionally, no employee may use inside information about H&W activities to benefit any client or to gain personal benefit. Any violation may result in sanctions, which could include termination of employment with H&W. (See Section 9—Sanctions.)

     For more information regarding H&W's Insider Trading Policy, see the Code of Conduct in Tab 3 of the Compliance Manual.

Section 3 - Restrictions Relating to Securities Transactions

A. General Trading Restrictions for all Employees

The following restrictions apply to all employees:

1.	Employee Reporting. All employees are subject to the reporting requirements described in Section 5. These requirements extend to accounts of employees' spouses, dependent relatives, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion (other than H&W managed separate accounts).
2.	Preclearance. All employees must obtain written approval from the Chief Compliance Officer (“CCO”) or preclearance delegate prior to entering into any Securities transaction (with the exception of exempted Securities as listed in Section 4) in all accounts. Approval of a transaction, once given, is effective for 1 business day, (the day approval was granted unless otherwise specified in the written approval), or until the employee discovers that the information provided at the time the transaction was approved is no longer accurate. Any transaction not completed within the 1 day (or other specified) time period will require reapproval.
Setting up or adjustments to systematic purchases and/or sales of any Security needs preclearance, but subsequent systematic transactions do not need preclearance.
Transactions in the Funds or other mutual funds advised or sub-advised by H&W need preclearance. Setting up systematic contributions to and/or withdrawals from such Funds/funds also needs preclearance, but subsequent systematic transactions do not need preclearance. Exchanges into and out of an H&W-advised mutual fund in the Hotchkis and Wiley 401(k) plan need preclearance. A change in percentage allocation for future contribution in an H&W-advised mutual fund in the H&W 401(k) plan does not need preclearance.
Employees may preclear trades only in cases where they have a present intention to
transact	in the Security for which preclearance is sought. It is H&W’s view that it is not
appropriate	for an employee to obtain a general or open-ended preclearance to cover the
eventuality	that he or she may buy or sell a Security at some point on a particular day
depending	upon market developments. This requirement would not prohibit a price limit

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order, provided that the employee has a present intention to effect a transaction at such price. Consistent with the foregoing, an employee may not simultaneously request preclearance to buy and sell the same Security.
Personal trades of Compliance employees must be precleared by another person from the Compliance Department.
3.	Restrictions on Transactions. No employee may purchase or sell any Security which at the time is being purchased or sold, or to the employee’s knowledge is being considered for purchase or sale, by any Fund, or other mutual fund or separate account managed by H&W (each, an "H&W Client").
4.	Restrictions on Related Securities. The restrictions and procedures applicable to the transactions in Securities by employees set forth in this Code of Ethics shall similarly apply to Securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the Security purchased or sold or being contemplated for purchase or sale during the relevant period by an H&W Client. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy. In sum, the related Security would be treated as if it were the underlying Security for the purpose of the preclearance procedures described herein.
5.	Private Placements. Employee purchases and sales of “private placement” Securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared. No employee may engage in any such transaction unless the CCO or a preclearance delegate and the employee’s manager have each previously determined in writing that the contemplated investment does not involve any
potential	for conflict with the investment activities of any H&W Client.
If,	after receiving the required approval, an employee has any material role in the
subsequent	consideration by any H&W Client of an investment in the same or affiliated
issuer,	the employee must disclose his or her interest in the private placement investment
to	the CCO and the employee’s manager. The decision to purchase Securities of the
issuer	by an H&W Client account must be independently reviewed and authorized by the
employee’s	manager.
6.	Initial Public Offerings. All initial public offerings require pre-clearance (including
corporate,	government, or municipal debt public offerings). Employees are prohibited from
acquiring	any securities in an initial public equity offering.
7.	Blackout Periods. Employees may not buy or sell a Security within 7 calendar days
either	before or after a target percentage purchase or sale of the same or related Security
by	an H&W Client account (excluding cash flow trades and employee trades in the same
direction	after a target trade in client accounts). For example (in an opposite direction
employee	trade), if a Fund buys a Security on day 0, day 8 is the first day an employee

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may sell the Security for his or her own account. Personal trades for employees, however, shall have no effect on an H&W Client account's ability to trade.
8.	Establishing Positions Counter to H&W Client Positions. An employee may not establish a long position in his or her personal account in a Security if an H&W Client account would benefit from a decrease in the value of such Security. For example, an employee would be prohibited from establishing a long position if (1) a Fund holds a put option on such Security (aside from a put purchased for hedging purposes where the Fund holds the underlying Security); (2) the Fund has written a call option on such Security; or (3) the Fund has sold such Security short, other than “against-the-box.”
Employees may not purchase a put option or write a call option where an H&W Client account holds a long position in the underlying Security. Employees may not short sell any Security where an H&W Client account holds a long position in the same Security or where such H&W Client account otherwise maintains a position in respect of which the H&W Client account would benefit from an increase in the value of the Security. This restriction does not apply to exchange traded funds which may be used by an H&W Client account to equitize cash.
9.	Prohibition on Short-Term Profits. Employees are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale, of the same (or equivalent) Securities occurring within 60 calendar days (“short-term profit”). This holding period also applies to all permitted option transactions; therefore, for example, an employee may not purchase or write an option if the option will expire in less than 60 days (unless such a person is buying or writing an option on a Security that he or she has held more than 60 days). In determining short-term profits, all employee directed transactions
within	a 60-day period in all accounts related to the employee will be taken into
consideration	in determining short-term profits, regardless of his or her intentions to do
otherwise	(e.g., tax or other trading strategies). Should an employee fail to preclear a
trade	that results in a short-term profit, the trade would be subject to reversal with all costs
and	expenses related to the trade borne by the employee, and he or she would be
required	to disgorge the profit. Transactions not required to be precleared under Section 3
will	not be subject to this prohibition. Exchanges between the Funds and other H&W-
advised	mutual funds within the H&W 401(k) plan also are not subject to this prohibition.
However,	transactions in direct holdings of the Funds and other H&W-advised mutual
funds	are subject to this prohibition, excluding accounts with systematic contributions
and/or	withdrawals.

B. Trading Restrictions for Independent Trustees of the Funds

     The following restrictions apply only to Independent Trustees of the Funds (i.e., any Trustee who is not an “interested person” of the Funds, within the meaning of the 1940 Act):

1.	Restrictions on Purchases. No Independent Trustee may purchase any Security which, to the Trustee’s knowledge at the time, is being purchased or is being considered for purchase by the Funds.

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2.	Restrictions on Sales. No Independent Trustee may sell any Security which, to the Trustee’s knowledge at the time, is being sold or is being considered for sale by the Funds.
3.	Restrictions on Trades in Securities Related in Value. The restrictions applicable to the transactions in Securities by Independent Trustees shall similarly apply to Securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the Security purchased or sold by the Funds (see Section 3.A.4.).

Section 4 - Exempted Transactions/Securities

     With respect to H&W’s investment activities, H&W has determined that the following Securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 and Rule 204A-1 are designed to prevent; therefore, the restrictions set forth in Section 3 (including preclearance, prohibition on short-term profits and blackout periods) shall not apply.

A.	Purchases or sales of Securities in an account over which the employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee).
B.	Purchases or sales of direct obligations of the U.S. Government.
C.	Purchases or sales of bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.
D.	Purchases or sales of open-end registered investment companies (including money market funds), variable annuities and unit investment trusts, excluding the Funds and other mutual funds advised or sub-advised by H&W. However, purchases and sales of all closed-end funds and unit investment trusts (including exchange-traded funds “ETFs”) must be precleared unless specifically exempted in this Section.
E.	Employer stock purchased and sold through employer-sponsored benefit plans in which the spouse or dependent relative of an H&W employee may participate (e.g., employee stock purchase plans or 401(k) plans) and sales of employer stock (or the exercise of stock options) that is received as compensation by an H&W employee’s spouse.
F.	Purchases or sales of Securities which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by a broker; a Security that is called away as a result of an exercise of an option; or a Security that is sold by a broker, without employee consultation, i.e., to meet a margin call not met by the employee).
G.	Purchases of Securities which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.
H.	Purchases or sales of Securities transacted as part of an automatic investment plan involving predetermined amounts on predetermined dates. However, set-up or adjustments to systematic purchases and/or sales of any Security needs preclearance.

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I.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.
J.	Transactions in Securities pursuant to a bona fide tender offer made for any and all such Securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations and/or similar corporate actions. However, tenders pursuant to offers for less than all outstanding Securities of a class of Securities of an issuer must be pre-cleared.
K	Purchases or sales of commodities, futures (which include interest rate futures, currency futures and futures on broad-based indices), options (which include options on futures, interest rate options, currency options and options on broad-based indices), and swaps (which include interest rate swaps, currency swaps, and swaps on broad-based indices).
Currently, “broad-based indices” include (but are not limited to) the S&P 100, S&P 500, Wilshire 5000, Russell 1000, Russell 2000, Russell 3000, FTSE 100, FTSE Large Cap, FTSE NASDAQ 500, FTSE NASDAQ Mid Cap, FTSE NASDAQ Small Cap, Nikkei 225, Dow 30, MSCI, MSCI Emerging Market Index, NASDAQ Composite, NASDAQ Global Market Composite, NASDAQ 100, NASDAQ Q-50, NASDAQ -100 Equal Weighted Index, NASDAQ Capital Market Composite, NASDAQ Mid Cap, NASDAQ Small Cap, and E-Mini S&P 500. For other “broad-based indices” that are not specifically detailed above, employees must consult with the Compliance Department prior to any transactions.
L.	The receipt of a bona fide gift of Securities. (Donations of Securities, however, require preclearance.)
M.	Purchases or sales of municipal bonds (including 529 plans) and auction rate securities traded in the secondary market. Any purchase in an initial public offering of municipal debt or auction rate securities requires preclearance.
N.	Purchases or sales of direct obligations of any foreign governments.
O.	Purchases or sales of closed-end funds or unit investment trusts (including ETFs) invested only in exempted types of Securities as listed in Section 4.

Section 5 – Reporting by Employees

     The requirements of this Section 5 apply to all employees. The requirements will also apply to all Securities transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion. The requirements do not apply to Securities acquired for accounts over which the employee has no direct or indirect control or influence.

     Employees are deemed to have complied with the requirements of Section 6.B. and C. provided that the Compliance Department receives duplicate statements and confirmations and such statements and confirms contain all of the information required in Section 5.B and C. Employees who do not have any brokerage accounts are not required to submit a quarterly report

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noting that they have not transacted in reportable Securities. However, they are required to confirm annually that they do not have any brokerage accounts.

     With respect to exempt Securities referred to in Section 4 which do not require preclearance/reporting, employees must nonetheless report those exempt Securities defined in Section 4.D.-O. as described below, except open-end funds not advised or sub-advised by H&W.

     Employees who effect reportable transactions outside of a brokerage account (e.g., optional purchases or sales through an automatic investment program directly with an issuer) will be deemed to have complied with this requirement by preclearing transactions with the Compliance Department and by reporting their holdings quarterly on the “Personal Securities Holdings” form, as required by the Compliance Department.

A.	Initial Holdings Report. Each new employee will be given a copy of this Code of Ethics
	upon	commencement of employment. All new employees must disclose their personal
	Securities	holdings to the Compliance Department within 10 days of commencement of
	employment	with H&W. (Similarly, Securities holdings of all new related accounts must be
	reported	to the Compliance Department within 10 days of the date that such account
	becomes	related to the employee.) Information must be current as of a date no more than 45
	days	prior to the date the report was submitted.
	1.	Initial holdings reports must identify the title and type of the Security (including, as applicable, the exchange ticker symbol or CUSIP number), number of shares, and principal amount with respect to each Security holding. Within 10 days of commencement of employment, each employee shall file an Acknowledgement stating that he or she has been supplied a copy of and has read and understands the provisions of the Code.
	2.	The name of any broker, dealer or bank with whom the employee maintained an account in which any Securities were held for the direct and indirect benefit of the employee as of the date the individual became an employee; and
	3.	The date that the report is submitted by the employee.
B.	Quarterly Transaction Report. All employees must submit no later than thirty (30) calendar
	days	following the end of each quarter a list of all Securities transacted during the quarter.
	1.	Each employee shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Reports shall be filed with the Compliance Department quarterly. Each employee must also report any personal Securities accounts established during the quarter. The CCO shall submit confidential quarterly reports with respect to his or her own personal Securities transactions and personal Securities accounts established to an officer designated to receive his or her reports, who shall act in all respects in the manner prescribed herein for the CCO.

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	2.	Every report shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:
(i) The date of the transaction, the title of the Security (including, as applicable, the exchange ticker symbol or CUSIP number), the interest rate and maturity (if applicable), the number of shares and principal amount involved;
(ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(iii) The price at which the transaction was effected;
(iv) The name of the broker, dealer or bank with or through which the transaction was effected;
(v) The date the report is submitted by the employee; and
(vi) With respect to any personal Securities account established during the quarter, the broker, dealer or bank with whom the account was established, and the date the account was established.
	3.	In the event the employee has no reportable items during the quarter, the report should be so noted and returned signed and dated.
C.	Annual Holdings Report. All employees must submit an annual holdings report reflecting
	holdings	as of a date no more than 45 days before the report is submitted. As indicated
	above,	employees who provide monthly statements from their brokers/dealers are deemed to
	have	automatically complied with this requirement, provided the reports contain all required
	information	set forth in Section 5.A above.
D.	Annual Certification of Compliance; Amendments to Code. All H&W employees must
	certify	annually to the Compliance Department that (1) they have read and understand and
	agree	to abide by this Code of Ethics; (2) they have complied with all requirements of the
	Code	of Ethics, except as otherwise notified by or reported to the Compliance Department
	that	they have not complied with certain of such requirements; and (3) they have reported all
	transactions	required to be reported under the Code of Ethics. All H&W employees must
	receive	and acknowledge receipt of any material amendments to the Code of Ethics.
E.	Review of Transactions and Holdings Reports. All transactions reports and holdings
	reports	will be reviewed by Compliance personnel according to procedures established by the
	Compliance	Department.

Section 6 – Reporting by Independent Trustees of the Funds

     An Independent Trustee of the Funds need only report a transaction in a Security if the Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling the official duties of a Trustee of the Funds, should have known that, during the 15-day period immediately preceding the date of the transaction by the Trustee, the Security was purchased or sold by the Funds or was being considered for purchase or sale by the Funds. In reporting such transactions, Independent Trustees must provide: the date of the transaction, a complete description of the

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Security, number of shares, principal amount, nature of the transaction, price, commission, and name of broker/dealer through which the transaction was effected.

     As indicated in Section 5.D. for employees, Independent Trustees of the Funds are similarly required to certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by or reported to the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

Section 7 – Approval and Review by Board of Trustees

     The Board of Trustees of the Funds, including a majority of Trustees who are Independent Trustees, must approve this Code of Ethics. Additionally, any material changes to this Code must be approved by the Board within six months after adoption of any material change. The Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the Code or any material change to the Code, the Board must receive a certification from the Funds and H&W that each has adopted procedures reasonably necessary to prevent employees from violating the Code of Ethics.

Section 8 – Review of H&W Annual Report

     At least annually, the Funds and H&W must furnish to the Funds' Board of Trustees, and the Board of Trustees must consider, a written report that (1) describes any issues arising under this Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations and (2) certifies that the Funds and H&W have adopted procedures reasonably necessary to prevent H&W employees from violating this Code of Ethics.

Section 9 - Sanctions

     Potential violations of the Code of Ethics must be brought to the attention of the CCO or her designee, will be investigated and, if appropriate, sanctions will be imposed. Upon completion of the investigation, if necessary, the matter may also be reviewed by the Chief Executive Officer (CEO) and Chief Operating Officer (COO), who will determine whether any further sanctions should be imposed. Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

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Section 10 – Reporting Violations

     All employees are required to report any violation of this Code of Ethics by any person to the CCO immediately upon first becoming aware of such violation. Failure to report violations may result in any of the sanctions described in Section 9, including termination of employment.

     An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the employee to the Chief Executive Officer and Chief Operating Officer that such employee would suffer extreme financial hardship should an exception not be granted. A transaction in a Security, a change in the employee’s investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

Section 11 – Exceptions

     An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the employee to the CEO, and COO that such waiver: (i) is necessary to alleviate hardship or is the result of unforeseen circumstances or is otherwise appropriate under all relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of the Code; (iii) will not adversely affect the interests of advisory clients of H&W or the interest of H&W; and (iv) will not result in a transaction or conduct that would violate provisions of applicable laws or regulations. A transaction in a Security due to a change in the employee’s investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

Section 12 – Confidentiality

     All employee transactions and holdings information will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with applicable law or requests from governmental or regulatory agencies. In addition, in the event of violations or apparent violations of the Code, certain information may be disclosed to affected H&W clients.

Section 13 – Recordkeeping

     H&W will maintain all records relevant to this Code of Ethics as required under the Advisers Act and the 1940 Act.

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Hotchkis and Wiley Capital Management Compliance Manual

3 – Code of Conduct

3 – Code of Conduct

3 – CODE OF CONDUCT

This Code of Conduct is intended to assist you and our other employees in meeting the high standards we follow in conducting our business. One of our most important assets is our reputation for integrity and professionalism. The responsibility of maintaining that reputation rests with you and our other employees. This shared commitment underlies our success as individuals and as a business.

3.1	Additional Personal Trading Restrictions
(These Restrictions are In Addition to Those Included in our Code of Ethics)
3.1.1	Trading Restrictions Applicable to All Employees
In addition to the personal trading restrictions described in our Code of Ethics and those described in this section, you must also follow the requirements described below in connection with all personal securities transactions.

Trading Activity
l	You are subject to the following trading restrictions on all personal
	securities	transactions:
	n	Transactions must not be timed to precede orders placed for any client, including our funds;
	n	Trading activity must not be excessive in terms of your financial resources or in terms of time spent on your own investments; and
	n	Transfers of funds or securities between client accounts and employee accounts are prohibited.
Sanctions

Any trading-related violation, including failure to properly preclear a non-exempt personal trade, may incur the following sanctions based on the facts and circumstances of the violation.

First Failure to Preclear

  Memo to employee with copy to supervisor
  Code of Ethics will be provided to employee who will be advised to read it carefully

Second Failure to Preclear within Three Months

  Employee must obtain written approval from supervisor for each trade for a 30-day period
  Code of Ethics will be provided to employee and employee will be required to acknowledge his or her understanding of the Code of Ethics

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Additional Non-Preclearances within Three Months

  Employee will meet with the Chief Executive Officer, Chief Operating Officer and/or Chief Compliance Officer of H&W
  Suspension of trading privileges for up to 60 days (except to close out open positions when a severe financial hardship is demonstrated) may be considered
  Written warning to employee’s personnel file

Substantive Violations

  Busting of trades or disgorgement of profits for each non-preclearance when the trade would not otherwise have been precleared by the Compliance Department (e.g., the trade poses a conflict of interest, violates a blackout period, or results in a non-permissible short-term profit)
  Trades properly precleared but otherwise violating the Code of Ethics (e.g., those subsequently determined to constitute frontrunning) will require at a minimum, a meeting with the CEO, COO and/or CCO, 30- day supervisor approval for subsequent trades and a written warning to the employee’s personnel file.

Chronic Violations

  Meeting with the CEO, COO and/or CCO
  Sanctions may include (but not limited to) busting of trades, disgorgement of profits and/or absorption of trading costs, supervisor approval for subsequent trades, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

3.2 Insider Trading

     Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Advisers Act of 1940, the Firm must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information. Accordingly, the Firm and each of its employees are prohibited from purchasing or selling any publicly traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., Insider Trading). In addition, the Firm and each of its Employees have a fiduciary obligation to the Firm’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to Adviser or such Employees by its clients. Finally, because the Firm and each of its Employees is a fiduciary to its clients, the Firm and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Firm or such Employees and the interests of its clients.

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     To ensure that Insider Trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Firm has adopted the policies and procedures set forth in this Manual. The policies and procedures set forth herein are intended to articulate the Firm’s policies, educate the Employees about the issues and the Firm's policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Firm satisfies its obligations in this area. By doing so, the Firm hopes that the highest ethical standards are maintained and that the reputation of the Firm is sustained.

     Regulation FD (for “fair disclosure”) bars certain issuers of securities from sharing “material non-public information” with security holders and securities market professionals (such as portfolio managers (“PMs”) and analysts) unless that information is simultaneously disseminated through public channels. Regulation FD expressly places its prohibitions on issuers who disseminate information, not those who receive selectively disclosed information, and should not significantly impact the manner in which PMs and analysts seek and obtain information from companies.

     Issuers may, however, increasingly seek oral or written “confidentiality agreements” before speaking to a portfolio manager or an analyst. Although Regulation FD specifically permits disclosure of material nonpublic information to persons who agree to keep the information confidential, a PM or analyst who enters into such a confidentiality agreement will be prohibited from trading upon that information. Accordingly, PMs and analysts must refrain from agreeing to any confidentiality agreements and that any request to execute a confidentiality agreement must immediately be referred to the CCO or COO.

3.2.1	What You Must Do If You Receive Inside Information
	l	If you receive information that you believe constitutes inside information, you adhere to the following procedures:
Report the information immediately along with its source to the CCO or COO.
Refrain from trading any securities of the issuer to which the information relates for yourself or others (including our funds and institutional accounts), unless you receive prior approval from the CCO or COO.
Refrain from disclosing the information to others or making any other use of the information without the prior approval of the CCO or COO.
	l	To avoid dissemination, you must not put any information you believe may be information in writing without the approval of the CCO or COO.
3.2.2	Investment Information Relating to our Funds and Institutional Accounts is
	Inside	Information
	l	In the course of your employment, you may learn about the current or pending activities of our funds and institutional clients (e.g., actual or purchases and sales of securities). Using or sharing this information than in connection with the investment of client accounts is considered on inside information and is therefore prohibited.

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l	Additional trading restrictions that you and others must follow in connection with the investment activities of our funds and private accounts are included under Code of Ethics and under Additional Personal Trading Restrictions (Section 3.1).

3.2.3 Identifying Other Types of Inside Information

     To constitute inside information, the information must be both “material” and “non-public.” See also Commonly Asked Questions below, which is designed to assist you in identifying inside information.

What is “Material Information”?
l	“Material information” generally includes information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or it could reasonably be expected to have a substantial effect on the price of the issuer’s securities.
l	No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.
Because materiality determinations are often challenged with the benefit of hindsight, if you have any doubt whether certain information is “material” so as to require you or others to refrain from trading or sharing information, those doubts must be resolved against trading or communicating the information. You must contact the CCO or COO in these circumstances.
3.2.4	Examples of Inside Information/Non-Public, Material Information
must be presumed to be inside information if the information is non-
and relates to the matters identified below:
Dividend changes, including increases or decreases;
Changes in credit ratings;
Significant expansions or curtailments of operations or significant increases or decreases of orders
Planned offerings of securities (including offerings underwritten by one of our affiliates);
Extraordinary borrowings or liquidity problems;
Corporate actions the issuer is considering;
Proposed favorable or unfavorable news articles featuring the issuer;
Earnings information, including whether the issuer will or will not meet expectations;
Inflows or outflows of client assets or assets under management;
Changes in control, mergers, acquisitions, tender offers, joint ventures, divestitures, or changes in assets;

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	§	New products or discoveries, or developments regarding customers or
(e.g., the acquisition or loss of an important contract);
	§	Changes in management, key personnel, or employee turnover;
	§	Changes in compensation policy;
	§	A change in auditors or auditor notification that an issuer may no longer rely an audit report;
	§	Events regarding an issuer’s securities – e.g., defaults on senior securities, of securities for redemption, repurchase plans, stock splits or changes in changes to the rights of security holders, public or private sales of securities;
	§	Significant litigation; and
	§	Bankruptcy, corporate restructuring or receivership.
3.2.5	What Constitutes “Non-Public” and “Public” Information?
	l	Information is “nonpublic” if it has not been disclosed to the general public by of a press release, SEC filing, other media for broad public access, or at meeting at which the public was given notice and allowed to attend. You be able to point to some fact to show that the information is generally

3.2.6	Examples of “Public” Information
	l	Information may be deemed to have been made public – and thus not subject the prohibitions on insider trading – in a number of different ways, when the information:
Appears in the press or in a widely disseminated source or publication (e.g., Dow Jones tape, Reuters, The Wall Street Journal, The New York Times);
Is included in publicly available regulatory filings (e.g., when the information is available through the public data base of a federal regulatory agency, such as the SEC);
Is disclosed in a stockholder report or a press release from the issuer;
Is announced in a public forum such as a stockholder meeting;
Is provided by the issuer freely to anyone making an inquiry;
Is being disseminated to traders generally by brokers or institutional analysts, unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider; and
Is received by a person who does not have a relationship with the issuer or who does not otherwise owe a duty of confidentiality to the issuer or another person.

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l	Material, non-public information that is later made public is no longer subject to the prohibitions on insider trading. You must allow sufficient time for the market to absorb the information and for an investment’s price to reflect the information, prior to trading.

3.2.7 Commonly Asked Questions

Questions arise from time to time with respect to what constitutes inside information.

With that in mind, we have set forth below some commonly asked questions and answers to serve as guidance.

l	Q: My decision making is based on my own security analysis. My conclusions not published in the marketplace. Are my conclusions inside information me from trading?
A: We liken a security analyst’s conclusions drawn from available information to a craftsman’s creation of a mosaic picture from pieces of tile.
Assuming that no piece itself is based on inside information, a security analyst may put the pieces together to form a total picture. The “picture” that is the security analyst’s own work product is not inside information.
l	Q: What if the analysis comes from a sell-side analyst?
A: The same considerations described in the first question apply to a sell-side analyst’s work product as to a portfolio personnel’s work product. The sell- side analyst’s recommendation or report is not considered inside information if no part of the information is based on inside information.
Further Explanation: You may generally assume that information provided by a reputable sell side firm is lawfully gathered. However, if you have reason to believe that the information was obtained by a breach of confidence or other illegal means (e.g., the sales coverage says, “I was told by the investment banker on the deal…” or “we think the information was leaked from a magazine or rating agency”) that information may not be used. In these circumstances, do not trade the security without the prior approval of the CCO or COO.
Although we may be the sell side firm’s first (or even only) call, you may use a sell side analyst’s proper work product immediately. There is no requirement that the analysis must be publicly disseminated before it can be used.
l	Q: When I talk to the issuer, is the information I receive “inside” information?
A: The presumption is that the information you receive from talking to an “authorized person” at the issuer is not inside information.
l	Q: Who is an “authorized person” at an issuer?
A: An authorized person is a person authorized to talk to investors about the particular topic in the ordinary course of the person’s duties. Unless you know otherwise, you may consider any CEO, COO, CFO or Investor or Public Relations official as authorized to talk to you about any topic. In addition, any

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other officer, employee, or agent of the issuer who regularly communicates with any securities professionals or shareholders is considered an authorized person.
l	Q: What if I am the only securities analyst who bothers to talk to the authorized

A: In itself, that creates no problem. You may presume (unless you know otherwise) that if the authorized person will talk to you, the authorized person would be willing to talk to other investors and research firms. Our clients are not disadvantaged because our personnel are more diligent.
l	Q: Can I use information provided to me by an authorized person in the course of person’s duties?
A: Ordinarily, yes. However, we consider some information material per se and you must not trade based on that information without the prior approval from the CCO or COO, even if its source is an authorized person acting in the ordinary course of business.
l	Q: If I obtain information whose ultimate source involved a breach of a duty or illegal act, may I trade the security if I had no direct contact with the offending

A: No. If you have reason to know that the information originated through a tainted source, it remains tainted in our hands -- and you cannot trade the security without the prior written approval of the CCO or COO.

3.3 Trading Stock to Affect the Markets/Manipulative Trading Practices

In addition to the prohibitions on insider trading, the federal securities laws prohibit you and others from engaging in manipulative trading practices. If you violate these laws, you may be responsible for the damages sustained as a result of the manipulative activity, in addition to other sanctions. These laws prohibit you, when acting for yourself or for others (including our client accounts), from:

l	Engaging in trading or apparent trading activity for the purpose of causing the price of a registered security to move up or down, and then taking advantage of the price movement by buying or selling at the “artificial” price level (a practice known as “pumping and dumping”);
l	Using the mail or any other method of interstate commerce to manipulate securities prices by creating a false or misleading appearance of active trading (a practice known as “mail fraud”); and
l	Circulating or disseminating, in the ordinary course of business, information to affect the price of any security (a practice known as “rumor mongering”).

3.4 Sharing Investment-Related Information/Our Information Barriers

     We have established procedures that create information barriers between the professionals within the Firm and those of our affiliate, Stephens Group Inc. and affiliates (“Stephens”). The procedures are designed to prevent the dissemination of inside, confidential and proprietary information. Because of the broad nature of the financial

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service activities we and our affiliate conduct, these procedures are required by law and critically important. You must have a working knowledge of these procedures to prevent inappropriate dissemination of information to our affiliate. Our affiliate is also subject to its own information barriers, which govern the dissemination of information among its employees and to our professionals and those of other affiliates.

3.4.1 Prohibition on Communications of Confidential Information

     All communications whether written, oral, electronic or otherwise between the Firm and Stephens involving the exchange of confidential information are prohibited. This policy applies regardless of whether or not the confidential information is material. To further this policy, Stephens personnel shall not make any inquiry of H&W personnel, and H&W personnel shall not make any inquiry of Stephens personnel, regarding matters which the person making the inquiry knows or reasonably should know would require the disclosure of confidential information. For example, H&W personnel shall not inquire of Stephens personnel regarding any aspect of Stephens’ role in a potential business combination.

  Exception on a Need-to Know Basis – Exceptions may be made in certain cases on a Need-to-Know Basis after consideration and approval by the CCO, COO of H&W or an appropriate designee.
  Requirement to Notify Compliance of Breach of Policy – In the event that any H&W personnel believes that they have received any confidential information from Stephens personnel, or been asked to provide confidential information to Stephens personnel, they must inform the CCO or COO immediately.

3.4.2 Communication between H&W and Stephens

     Stephens provides H&W Compliance Department with a list of their securities underwriting participations. H&W Compliance Department uses this list as a check to ensure that we did not enter into prohibited affiliated transactions. This list is not distributed outside of H&W Compliance Department.

     The Firm provides Stephens with the model portfolios of two H&W strategies subject to an advisory agreement.

3.5 General Business Conduct/Conflicts of Interest

     We are committed to the highest standards of business conduct. As a consequence, the conduct of each employee is vitally important to us. A single misstep can disadvantage our clients and undermine our reputation. You must always protect the integrity of the Firm and act in the best interests of our clients.

3.5.1 Gifts and Entertainment

     Giving or accepting gifts or entertainment in connection with your employment can raise questions about your impartiality and the Firm’s ethical values. To address these concerns, the firm has established the below policy and procedures that apply to the giving or accepting of gifts or entertainment in the course of your employment.

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l	Prohibition of Gifts or Entertainment for Compensation: Employees are prohibited from the acceptance of any gifts, entertainment or any other forms of consideration as compensation for the purchase or sale of any property to or for any of the firm’s clients, including securities and portfolio holdings.
l	Prohibition of Gifts or Entertainment to Influence Business Decisions: Employees are prohibited from the giving of any gifts, entertainment or any other forms of consideration as compensation if they could be interpreted as creating an obligation or could be perceived to influence business decisions related to the firm’s investment advisory services. However, as detailed below, reasonable offers of gifts or entertainment may be offered.
l	Gifts of Nominal Value: You may not, directly or indirectly, give or receive gifts or other considerations in the form of cash, merchandise, services or any other benefit of more than $100 USD in value from any person or other entity (per year) that does business, or proposes to do business, with the firm. Gifts of reminder advertising (e.g. pens, mugs, etc., with company logo) are exempt from this limit.
Gifts given to the firm and are shared by all the employees of the firm are also exempt from this limit.
l	Gifts Preclearance: All gifts to be given by employees must be precleared through the Compliance Department. In addition, all gifts received by employees must be reported to the Compliance Department. These gifts do not include reminder gifts and gifts shared by the firm.
l	Ordinary Business Entertainment: You may give or accept business entertainment (e.g., meals, sporting event or theatre tickets, and golf course fees) in the ordinary course of business interactions even though the cost of such items exceed the $100 limit as long as the business courtesy is not so frequent or significant in amount as to potentially impair your judgement to act in the best
interest	of H&W and our clients. The sponsoring party must be in attendance as a
host	of the event. If the sponsoring party is not in attendance as host, then the
cost	of the entertainment will be viewed as a gift and will be subject to the $100 limit.
l	Preclearance of Entertainment above $500: Employees must pre-clear through
the	Compliance Department any entertainment to be received from a vendor
where	the estimated cost (on a best efforts basis) is above $500.
l	Reporting of Business Entertainment by Vendors: Employees are required to
report	to the Compliance Department any entertainment by vendors (including
brokers	and other third-party service providers) where the cost per employee is
over	$100 per event.
l	All gifts and entertainment of any (1) foreign, federal, state and local government
officials	or (2) pension plan (including Taft-Hartley plan) officials subject to the
Employee	Retirement Income Security Act of 1974 (ERISA) must be precleared
through	the Compliance Department. Business entertainment of non-government
or	non-ERISA (non-Taft Hartley plan) officials does not require preclearance.

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l Travel and Lodging: You may not directly or indirectly accept payment for travel or lodging expenses from any person or other entity that does business, or proposes to do business, with us or our affiliates in conjunction with attendance at seminars, meetings, conferences, etc., without prior written approval of your Supervisor and the Compliance Department. Similarly, you may not directly or indirectly provide payment for travel or lodging expenses in these circumstances without prior written approval of your Supervisor and the Compliance Department.

3.5.2 Outside Activities

Without the prior written approval of the CCO or COO, you may not engage in any outside business activities that may give rise to conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of the Firm or any of our affiliates. Although we do not require approval of outside activities undertaken by family members, you must contact the CCO or COO if you believe that any such outside activities may raise or appear to raise a conflict of interest in connection with your employment or the business activities of the Firm or one of our affiliates.

l Considerations for Approving Outside Activities: Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with your responsibilities to us, involve prolonged absences during business hours, or compete with our interests. Additionally, the possibility of adverse publicity and potential liability will be weighed.l Without the written approval of your Supervisor and the CCO or COO, you must not:§ Be employed or compensated by any other entity;§ Have active involvement in any other business including part-time, evening or weekend employment;§ Serve as an officer, director, partner, etc. in any publicly traded entity;§ Hold a seat in public office, or commit to a candidacy or a formal position on a campaign committee;§ Operate a hedge fund or sponsor or participate in an association or group formed to invest in securities (e.g., an investment club); or§ Recommend another firm’s investment management, brokerage, or similar services for a referral fee, unless the recommendation is allowed by a program we have established.

3.5.3 Electronic Communications

We strive to maintain a professional work environment in every respect, including matters related to electronic communications. Any misuse of the Firm’s resources can result in disciplinary action, including termination of Internet access privileges and immediate dismissal. Electronic communications, including connections to Internet and

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Intranet Web sites conducted using the Firm’s computing or network resources, are the property of the Firm and are subject to monitoring.

3.5.4 Social Media

     Social networking sites are prohibited for any business related activities (e.g., sending e-mails about our mutual funds; posting firm or mutual fund materials on the network site, etc.). Employees are allowed to participate in social networks for personal use only. Employees who use social media to network with other professionals should only include basic H&W company information (name, address, phone number, etc.) on the respective network site.

3.5.5 U.S. Foreign Corrupt Practices Act and Other Anti-Bribery Regulations

     No payments of any kind may be made by H&W or by an employee or any other person, directly or indirectly, to any person, government, corporation, or other entity for the purpose of obtaining or retaining business, influencing any acts or decisions, or ensuring an improper advantage, or for any other purpose other than as allowed by the Foreign Corrupt Practices Act or other laws and regulations that apply in various countries and legal jurisdictions influencing favorable consideration of applications for a business activity or other matter. Under the Foreign Corrupt Practices Act and other applicable regulations (including various countries and legal jurisdictions), there are severe penalties that may be imposed on the firm and on individuals who violate these laws and regulations.

3.5.6 Political Contributions and Other Political Activities

     All employees are required to pre-clear with the Compliance Department personal contributions (including contributions by spouse and dependent family members) to individual political officials/candidates (at the federal, state, or local government levels) and political parties/committees. In addition, pre-clearance by the Compliance Department is required for any political fundraising activities. To comply with federal, state, and local governments’ pay-to-play regulations, the Firm’s policies and procedures on political contributions and activities are included as Appendix 3-D.

3.5.7 Entertainment of Public Officials

     We have adopted procedures that apply to entertainment of public officials. These procedures are included as Appendix 3-A.

3.5.8 Entertainment of Pension Plan (including Taft-Hartley) Officials

Pension Plans under the Employee Retirement Income Security Act of 1974 (ERISA)

     Section 406(b)(3) under ERISA prohibits plan fiduciaries from receiving “any consideration” for their personal benefit in connection with a transaction or transactions involving plan assets. General guidance issued by the U.S. Department of Labor (“DOL”) limits the receipt by a fiduciary from any one entity of gifts (other than cash), meals, and entertainment to less than $250 (aggregate annual value). All gifts and entertainment of officials of ERISA pension plans (including Taft-Hartley plans) must be

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pre-cleared by the Compliance Department. The pre-clearance procedures are included as Appendix 3-A.

Taft-Hartley Plans

     The DOL requires notification of entertainment of employees of union-affiliated pension plans (commonly called “Taft-Hartley” plans) by service providers, including investment managers. Any employer, as defined by the Labor-Management Reporting and Disclosure Act of 1959, as amended (LMRDA), who has engaged in certain financial transactions or arrangements, of the type described in Section 203(a) of the LMRDA, with any labor organization, union official, employee or labor relations consultant, or who has made expenditures for certain objects relating to activities of employees or a union, must file a Form LM-10. Any gifts or payments (collectively “gifts”), including gifts such as a client dinner, made by H&W to a covered person must be reported and filed on the DOL’s Office of Labor-Management Standards Form LM-10. The pre-clearance procedures for ERISA plan officials (includes Taft-Hartley)

3.5.9 Contribution Requests

     From time to time, we may receive requests for contributions or sponsorship of a charitable event from our clients. Such requests should be forwarded to the Compliance Department for preapproval. The Compliance Department will determine if there are any conflicts of interest before the request is sent to the CEO for final approval.

3.6 Regulatory, Legal and Other Contacts

     Care must be taken in responding to oral or written inquiries from regulatory agencies, government officials and others outside of the Firm (as described below), since their questions may relate to matters beyond our ordinary business or concern serious issues. You must follow the procedures described below (which require the CCO’s or COO’s immediate notification) if you receive these inquiries.

3.6.1	Inquiries from Regulatory Agencies
	l	All inquiries, written or oral, for information by governmental or self-
authorities, including but not limited to representatives of the SEC,
CFTC, the Internal Revenue Service, the Department of Labor, and
states, must be reported immediately to the CCO or COO.
In the case of telephone inquiries, you must obtain the name, agency, address, and telephone number of the representative making the inquiry.
3.6.2	Litigation Relating to the Firm or Your Employment with Us
	l	Only authorized employees may accept legal process on our behalf.
If an attempt is made to serve you with a legal process intended for the Firm, you must refuse it and immediately notify the CCO or COO.
If you are served with a subpoena that relates to your employment with us or directly to us, clients, or other employees, you must notify the CCO or COO. See also the section relating to Breaches of Our Policies and Procedures/Legal Violations below for further guidance regarding our procedures.

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3.6.3	Other Contacts
	l	Periodically, attorneys, accountants, broker/dealers, other investment advisers, agencies and others may request information about our operations, or employees.
Any request for information that is not generally released by us in the ordinary course of business must be referred immediately to the CCO or COO.

3.7 Oral and Written Business-Related Communications with the Press and the Public

     We have adopted procedures that apply to all communications that are business-related, including speeches, interviews and articles you write. These procedures are included in our Media Guidelines (attached as Appendix 3-B). Specific guidance is provided with respect to discussions about portfolio holdings and general conduct in a Question and Answer Format. While these procedures apply to all employees, they are particularly important for our investment-related professionals (e.g., portfolio managers) who are more likely to come in contact with the press and others outside of the Firm.

     We have also adopted procedures regarding the public dissemination of portfolio holdings (attached as Appendix3-C).

3.7.1 Breaches of Our Policies and Procedures/Legal Violations

     Protecting our reputation is everyone’s job. You have an obligation to question any action or proposed action that may violate our Code of Conduct or other policies and procedures. You must report any known or suspected violation of our policies and procedures or any other action or proposed action that could adversely affect your fellow employees, our clients or vendors or the integrity of the Firm. The normal process for such reporting is to your immediate Supervisor and to the CCO or COO. Any retaliation against any employee who reports a suspected violation of the Code is prohibited and constitutes a further violation of the firm’s Code of Conduct. Employees may also submit any suspected violations of the Code anonymously.

     If you commit a breach of our policies and procedures or otherwise violate the law, you may be subject to sanctions as described below.

  Notifying the CCO or COO: You must notify the CCO or COO immediately if you become aware that the Firm or other employees have violated any securities law or regulation, this Code of Conduct or our other policies and procedures, since the Firm may be required to notify the appropriate regulatory authorities.
  Sanctions:
  Internal
  We must take appropriate disciplinary actions against you for violating the policies and procedures contained in this Manual as well as in the event of other legal violations. Penalties are imposed in light of the circumstances of each case after taking into account, for example, the severity of the

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violation and whether the violation is a first time or repeated offense. The penalties we may impose include a:

l	Warning;
l	Reprimand;
l	Suspension of activities (e.g., your ability to trade for personal accounts);
l	Monetary fine, including a reduction in bonuses;
l	Suspension or termination of employment;
l	Reporting the offense to the appropriate government authorities; or
l	A combination of the foregoing.

External

Government authorities and regulatory bodies, such as the SEC and FINRA, may impose penalties for violations of securities laws. These penalties may include:

  Formal censure;
  Monetary fines;
  Disgorgement of profits;
  Suspension from securities-related activities;
  Disbarment from the securities industry;
  Imprisonment; or
  A combination of the foregoing.

3.8 Affiliates

     The COO maintains a list of owners and affiliates of H&W. On an annual basis, the COO updates the affiliates list with Stephens Group Inc., minority shareholder of H&W, and distributes the affiliates list to the Compliance Department.

     The Compliance Department obtains a list of securities underwritings for which Stephens Inc., a broker-dealer wholly-owned by Stephens Group Inc., is participating in to review for any prohibited affiliated transactions.

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